Exhibit 4.3

AMENDMENT TO XERIS PHARMACEUTICALS, INC.
INDUCEMENT EQUITY PLAN

A.The Xeris Pharmaceuticals, Inc. Inducement Equity Plan (the “Plan”) is hereby amended by deleting the first sentence of Section 3(a) and substituting therefore the following:
“The maximum number of shares of Stock reserved and available for issuance under the     Plan shall be 1,636,010 shares, subject to adjustment as provided in Section 3(b)”

B. The effective date of this Amendment shall be February 28, 2024.
C. Except as amended herein, the Plan is confirmed in all other respects.